EXHIBIT 10.1

Execution Version

$150,000,000

CREDIT AGREEMENT

Dated as of June 30, 2004

Among

VARCO INTERNATIONAL, INC.

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK ONE, NA AND COMERICA BANK,

as Co-Syndication Agents,

CREDIT SUISSE FIRST BOSTON

as Documentation Agent,

and

THE BANKS NAMED HEREIN

as the Banks

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Subsidiary Guaranty and Contribution Agreement
Exhibit D	-	Form of Notice of Borrowing
Exhibit E	-	Form of Notice of Conversion or Continuation
Exhibit F	-	Form of Revolving Note
Exhibit G	-	Form of Swingline Note

SCHEDULES:

Schedule 1.1(a)	-	Revolving Commitments
Schedule 1.1(b)	-	Guarantors
Schedule 1.1(c)	-	Existing Letters of Credit
Schedule 4.1	-	Subsidiaries
Schedule 4.20	-	Outstanding Indebtedness
Schedule 6.1	-	Liens
Schedule 6.11	-	Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities
Schedule 9.2	-	Notice Information for Banks

-iv-

CREDIT AGREEMENT

This Credit Agreement dated as of June 30, 2004 is among Varco International, Inc., a Delaware corporation, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank One, NA and Comerica Bank, as Co-Syndication Agents, Credit Suisse First Boston, acting through its Cayman Islands Branch as Documentation Agent, and the Banks.

The parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, consolidation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Prime Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Rate in effect on such day plus ½% per annum.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent for the Banks pursuant to Article VIII and any successor administrative agent pursuant to Section 8.6.

“Advance” means either a Revolving Advance or a Swingline Advance, any such Revolving Advance being either a Prime Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person, (a) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or (b) any other Person owning beneficially or controlling thirty percent (30%) or more of the equity interests in such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests, by contract or otherwise.

“Agent’s Fee Letter” means the letter agreement dated as of June 1, 2004 between the Borrower and the Administrative Agent, as the same may be modified or amended from time to time.

“Agreement” means this Credit Agreement dated as of June 30, 2004 among the Borrower, the Administrative Agent, and the Banks, as it may be amended hereafter in accordance with its terms.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Prime Rate Advance and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any time with respect to any Revolving Advance, facility fees or letter of credit fees hereunder (except as otherwise provided below), the following percentages based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Category	Index Debt Rating		Eurodollar Rate Advances	Prime Rate Advances	Facility Fees
	S&P	Moody’s
5	A-or higher	A3 or higher	0.275%	0.000%	0.100%
4	BBB+	Baa1	0.375%	0.000%	0.125%
3	BBB	Baa2	0.600%	0.000%	0.150%
2	BBB-	Baa3	0.800%	0.000%	0.200%
1	Lower than BBB-	Lower than Baa3	1.000%	0.000%	0.250%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 1; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next above that of the lower of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced or published by the applicable rating agency or, in the absence of such announcement or publication, on the effective date of such rating. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

From the Closing Date until the first such ratings change, if any, the Applicable Margin shall be determined by reference to Category 4.

“Arranger” means Wells Fargo, and its successors, in its capacity as arranger.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Banks” means each of the lenders party to this Agreement, including without limitation each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.

“Borrower” means Varco International, Inc., a Delaware corporation, and any permitted successor thereof.

“Borrowing” means a Revolving Borrowing or the making of a Swingline Advance by Wells Fargo.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Houston, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a special cash collateral account containing cash deposited pursuant to Sections 2.13(f), 7.2(b) or 7.3(b) to be maintained at the Administrative Agent’s office in accordance with Section 7.3.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all outstanding securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency.

“Closing Date” means June 30, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit B.

“Consolidated” refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.

“Consolidated EBITDA” means, with reference to any period of time, the EBITDA of the Borrower and its Subsidiaries calculated on a Consolidated basis for such period, determined in accordance with GAAP.

“Consolidated Indebtedness” means at any time (a) that portion of Indebtedness which is reflected as debt for borrowed money on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP and (b) Contingent Obligations of the Borrower and its Subsidiaries on a consolidated basis with respect to debt for borrowed money.

“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, determined in accordance with GAAP.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, or obligations of such Person in respect of letters of credit, surety bonds, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; provided, however, that with respect to the Borrower and it Subsidiaries, any agreement, undertaking or arrangement by which the Borrower or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, any Indebtedness of the Borrower or any of its Subsidiaries which is otherwise permitted under the terms of this Agreement shall not constitute a “Contingent Obligation” hereunder.

“Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(b).

“Co-Syndication Agents” means Bank One, NA and Comerica Bank in their capacity as Co-Syndication Agents.

“Credit Documents” means this Agreement, the Notes, the Guaranty, the Letter of Credit Documents, the Agent’s Fee Letter, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and “$” means lawful money of the United States of America.

“Documentation Agent” means Credit Suisse First Boston, acting through its Cayman Islands branch in its capacity as the Documentation Agent .

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule 9.2 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any Person, the net income (or loss) of such Person determined in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person, (i) Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary, unusual or non-recurring losses incurred other than in the ordinary course of business, minus, to the extent included in net income, extraordinary, unusual or non-recurring gains realized other than in the ordinary course of business. Notwithstanding the foregoing, “EBITDA” shall be determined excluding recognized but unrealized gains and/or losses attributable to commodity, foreign currency or interest rate derivative instruments determined under the provisions of Financial Accounting Standards Board Statements (“FASB”) 133, as the same may be further amended, modified or clarified by the FASB.

“Effective Date” means the date all of the conditions precedent set forth in Section 3.1 have been satisfied.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $500,000,000 and approved by the Administrative Agent, the Issuing Bank, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $500,000,000 and approved by the Administrative Agent, the Issuing Bank, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (c) a Bank and (d) an Affiliate of the respective assigning

Bank, without approval of any Person but otherwise meeting the eligibility requirements of (a) or (b) above.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation, including claims or proceedings under any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health or safety in relation to the environment.

“Environmental Laws” means any and all Legal Requirements arising from, relating to, or in connection with the environment, health or safety, relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule 9.2 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to a Eurodollar Rate Advance for the relevant Interest Period, the interest rate per annum equal to (a) the applicable London interbank offered rate for deposits in Dollars appearing on the Telerate British Bankers Association Interest Settlement Rate page designated as Page 3750 (“Page 3750”) as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period (provided that, if Page 3750 is not available for any reason, the Eurodollar Rate for the relevant Interest Period shall instead be the London interbank offered rate for deposits in Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period), divided by (b) one minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Federal Reserve Board. It is agreed that for purposes of this definition, Eurodollar Rate Advances made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.6(b).

“Events of Default” has the meaning set forth in Section 7.1.

“Existing Credit Agreement” means the Credit Agreement dated as of January 30, 2002 among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association (as successor in interest to Wells Fargo Bank Texas, National Association), as Administrative Agent, as amended.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Hedging Transaction.

“Financial Statements” means the financial statements described in Section 4.6.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower’s Subsidiaries or any of their respective Properties.

“Granting Bank” means any Bank which grants to any one SPC the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement.

“Guarantor” means, until such time, if any, the Guaranty is released in accordance with Section 8.7, each entity that is obligated under the Guaranty as a guarantor, including each of the Material Subsidiaries identified on Schedule 1.1(b) and any other Material Subsidiary required to become a Guarantor pursuant to Section 5.10, and “Guarantors” means such Persons collectively.

“Guaranty” means the Subsidiary Guaranty and Contribution Agreement dated of even date herewith in substantially the form of the attached Exhibit C executed by the Guarantors, as it may be amended hereafter in accordance with this Agreement.

“Hazardous Substance” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include substances regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedging Transactions” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Obligations” of a Person means, without duplication, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and any other amounts that are being contested and for which adequate reserves have been established), (c) obligations of others which such Person has directly or indirectly, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, guaranteed or otherwise provided credit support therefore but only to the extent of such Property’s fair market value, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) reimbursement obligations of such Person in respect of letters of credit, surety bonds, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (g) Capitalized Lease Obligations, (h) Net Mark-to-Market Exposure under Hedging Transactions and other Financial Contracts, (i) Hedging Obligations, and (j) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Charge Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four-fiscal quarter period then ended to (b) Consolidated Interest Expense for the four-fiscal quarter period then ended.

“Interest Expense” means for any period, interest expense, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period, determined in accordance with GAAP, without duplication.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Prime Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day prior to the first day of such Interest Period (except as otherwise provided in Section 2.2(a)), select; provided, however, that:

(a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) no Interest Period shall end after the Maturity Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person.

“Issuing Bank” means Wells Fargo or any Bank acting as a successor issuing bank pursuant to Section 8.6.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, injunction, rule, regulation or other restriction (or official interpretation of any of the foregoing) of, and the terms of any license, permit, concession, grant or franchise issued by, any Governmental Authority.

“Letter of Credit” means, individually, any letter of credit issued by the Issuing Bank which is subject to this Agreement, including, without limitation, the letters of credit described on Schedule 1.1(c), and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Leverage Ratio” means, as of any date of calculation, the ratio of the Borrower’s Total Funded Consolidated Indebtedness outstanding on such date to its Total Consolidated Capitalization outstanding on such date.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement, priority or other security agreement of any kind or nature whatsoever to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or any agency or instrumentality thereof having maturity not more than twelve months from the date of acquisition;

(b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within one year from the date of acquisition thereof (“bank debt securities”), issued by (A) any Bank or (B) any other bank, financial institution or trust company whose short-term senior unsecured debt rating is at least A-2 from S&P or P-2 from Moody’s, and (ii) commercial paper issued by (A) any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than A-2 by S&P or P-2 by Moody’s, with maturities of not more than twelve months from the date of acquisition;

(c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person whose short-term senior unsecured debt rating is at least A-2 from S&P or P-2 from Moody’s;

(d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing at least twelve months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(e) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a), (b), (c) and (d) above and which do not constitute “margin stock” within the meaning of Regulation U of the Federal Reserve Board; and

(f) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Majority Banks may approve in writing, which approval will not be unreasonably withheld.

“Majority Banks” means, at any time, two or more Banks holding more than 50% of the then aggregate unpaid principal amount of the Notes held by the Banks and the participation interest in the Letter of Credit Exposure of the Banks at such time, or, if no such principal amount and Letter of Credit Exposure is then outstanding, two or more Banks having more than 50% of the aggregate amount of the Revolving Commitments at such time.

“Mandatory Revolving Borrowing” means a Revolving Borrowing comprised of Prime Rate Advances made to repay a Swingline Advance which has not been repaid to Wells Fargo on or before the date when due.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party, or (c) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Banks thereunder.

“Material Subsidiary” means any Subsidiary of the Borrower whose revenues determined in accordance with GAAP, EBITDA or book value of total assets as established in accordance with GAAP is equal to or greater than 5% of any of (a) the Borrower’s Consolidated revenues determined in accordance with GAAP, (b) Consolidated EBITDA or (c) Consolidated book value of total assets as established in accordance with GAAP.

“Maturity Date” means July 1, 2009.

“Maximum Rate” means the maximum nonusurious interest rate permitted to a particular Bank under applicable Legal Requirements.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all Unrealized Losses over all Unrealized Profits of such Person arising from Hedging Transactions. Notwithstanding the foregoing, “Net Mark-to-Market Exposure” shall be determined excluding recognized but unrealized gains and/or losses attributable to commodity, foreign currency or interest rate derivative instruments determined under the provisions of FASB 133, as the same may be further amended, modified or clarified by the FASB.

“Note” means a Revolving Note or the Swingline Note.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit D signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Obligations” means all Advances, Reimbursement Obligations, Hedging Obligations owing to any Bank or any Affiliate of a Bank, and any other fees, expenses, reimbursements, indemnities or other obligations payable by the Borrower to the Administrative Agent, the Banks or any other indemnified party under the Credit Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capital Lease, (c) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than any such obligations which would otherwise constitute or arise under an Investment, Contingent Obligation, Indebtedness or an Operating Lease).

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Business” has the meaning set forth in Section 6.9.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office in San Francisco, California as its prime rate, whether or not the Borrower has notice thereof, with the understanding that the Prime Rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate shall be effective on the day the change is announced within Wells Fargo.

“Prime Rate Advance” means an Advance which bears interest as provided in Section 2.6(a).

“Property” of any Person means any and all property (whether real, personal, or mixed, tangible or intangible) or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, at any time with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank’s Revolving Commitment at such time to the aggregate Revolving Commitments of the Banks at such time or (b) if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Bank’s aggregate outstanding Advances and participation interest in the Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

“Register” has the meaning set forth in paragraph (c) of Section 9.6.

“Reimbursement Obligations” means all of the obligations of the Borrower set forth in Section 2.13(c).

“Release” shall have the meaning set forth under any Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA and the regulations issued under such section, with respect to a Plan.

“Response” shall have the meaning set forth under any Environmental Law.

“Responsible Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, any Treasurer, any Assistant Treasurer, any Secretary, any Assistant Secretary or Manager of any Person.

“Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, defeasance, retirement, purchase of, or other acquisition of or deposit of funds or Property for the payment, prepayment, redemption, defeasance, retirement, or purchase of Senior Notes, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition or retirement of, any shares of any capital stock or other ownership interests of such Person, other than dividends payable in such Person’s stock or ownership interests.

“Revolving Advance” means any advance by a Bank to the Borrower pursuant to Section 2.1(a).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Bank pursuant to Section 2.1(a) or Converted by each Bank to Revolving Advances of a different Type pursuant to Section 2.2(b).

“Revolving Commitment” means, with respect to any Bank, the amount set opposite such Bank’s name on Schedule 1.1(a) as its Revolving Commitment, or if such Bank has entered into any Assignment and Acceptance, the amount set forth for such Bank as its Revolving Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.6(c), as such amount may be reduced pursuant to Section 2.4.

“Revolving Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit F, evidencing Indebtedness of the Borrower to such Bank resulting from Revolving Advances owing to such Bank.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“Senior Notes” means (a) the 7-½% Senior Notes due 2008 in the aggregate principal amount of $100,000,000, (b) the 7-¼% Senior Notes due 2011 in the aggregate principal amount of $200,000,000, (c) the 5-½% Senior Notes due 2012 in the aggregate principal amount of $150,000,000, and (d) other similar senior debt securities issued after the Closing Date, including without limitation, any such senior debt securities issued to refinance any of the debt described in the preceding clauses (a), (b), and (c).

“Senior Note Documents” means any indenture, note or other agreement evidencing or governing the Senior Notes, as such indenture, note or other agreement may be amended, supplemented or otherwise modified as permitted hereby.

“SPC” means a special purpose funding vehicle identified in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower the purpose of which is described in Section 9.6 of this Agreement, provided that each Granting Bank may have only one SPC.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, or other business entity (excluding Unrestricted Subsidiaries) of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Swingline Advance” has the meaning set forth in Section 2.1(b).

“Swingline Note” means a promissory note of the Borrower payable to the order of Wells Fargo in substantially the form of the attached Exhibit G, evidencing the Indebtedness of the Borrower to Wells Fargo from Swingline Advances owing to Wells Fargo.

“Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Consolidated Capitalization” means the sum of Consolidated Indebtedness and Consolidated Net Worth.

“Total Funded Consolidated Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“Type” has the meaning set forth in Section 1.4.

“Unrealized Losses” means, with respect to any Hedging Transaction, the fair market value of the cost to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Unrealized Profits” means, with respect to any Hedging Transaction, the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Unrestricted Subsidiary” means any Subsidiary that is not a Guarantor that is designated by the Borrower as an Unrestricted Subsidiary with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), except that the Borrower may designate up to one such Person that but for such designation would have been required to become a

Guarantor pursuant to the terms of Section 5.10 and that is not a Guarantor on the Effective Date, provided that the Borrower shall not designate as an Unrestricted Subsidiary any Person that but for its designation as an Unrestricted Subsidiary would be a Subsidiary that owns, directly or indirectly, any Material Subsidiary or Guarantor or that is a direct Subsidiary of the Borrower. The Borrower may elect to treat any Subsidiary as an Unrestricted Subsidiary, and may rescind any such prior election, so long as no Default or Event of Default shall have occurred and be continuing, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary and the effective date of such election, which shall be a date within 60 days after the date such notice is given, and obtaining the consent of the Administrative Agent as provided herein. The election to treat a particular Subsidiary as an Unrestricted Subsidiary may only be made once.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the Consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP.

(c) If any changes in accounting principles after the Effective Date are required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the Borrower’s and its Consolidated Subsidiaries’ financial condition shall be the same after such change as if such change had not been made.

Section 1.4 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Prime Rate Advance, each of which constitutes a Type.

Section 1.5 Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II

THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.1 The Advances.

(a) Revolving Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to such Bank’s Revolving Commitment less such Bank’s Pro Rata Share of the Letter of Credit Exposure at such time. The aggregate amount of all outstanding Revolving Advances, Swingline Advances and Letter of Credit Exposure at any time may not exceed the aggregate Revolving Commitments at such time. Within the limits of each Bank’s Revolving Commitment, the Borrower may from time to time prepay pursuant to Section 2.7 and reborrow under this Section 2.1(a).

(b) Swingline Advances. On the terms and conditions set forth in this Agreement, Wells Fargo may, in its sole discretion from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“Swingline Advances”) under the Swingline Note to the Borrower in an aggregate principal amount not to exceed $10,000,000 outstanding at any time; provided that the aggregate principal amount of outstanding Revolving Advances, Swingline Advances, and Letter of Credit Exposure may not exceed the aggregate Revolving Commitments at such time; and provided further that no Swingline Advance shall be made by Wells Fargo if the statements set forth in Section 3.2 are not true on the date of the making of such Swingline Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance such statements are true. Subject to the other provisions hereof, the Borrower may from time-to-time borrow, prepay (in whole or in part) and reborrow Swingline Advances.

(i) Except as provided in the following clause (ii) below, each request for a Swingline Advance shall be made pursuant to telephone notice to Wells Fargo given no later than 12:00 p.m. (Houston, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the Administrative Agent. Wells Fargo will promptly (but in any event prior to 3:00 p.m. (Houston, Texas time) on the date of such proposed Swingline Advance make the Swingline Advance available to the Borrower at the Borrowers’ account with the Administrative Agent or such other accounts as may be designated by the Borrower.

(ii) The Borrower and the Banks agree that in the event any Swingline Advance is not repaid on the date due to Wells Fargo, each Bank shall pay to the Administrative Agent its Pro Rata Share of such Swingline Advance and such payment shall be deemed to be a Prime Rate Advance made pursuant to such Bank’s Revolving Commitment, whether made before or after termination of the Revolving Commitments, acceleration of the Advances, or otherwise, and whether or not the conditions precedent in Section 3.2 have been satisfied. The Administrative Agent shall give each Bank notice of such Mandatory Revolving Borrowing by 12:00 p.m. (Houston, Texas time) on the date the Mandatory Revolving Borrowing is to be made. Each Bank shall make its Advance available to the Administrative Agent for the account of Wells Fargo in immediately available funds by 2:00 p.m. (Houston, Texas time) on the date requested, and the Borrower hereby irrevocably instructs Wells Fargo to apply the proceeds of such Mandatory Revolving Borrowing to the payment of the outstanding Swingline Advances.

Section 2.2 Method of Borrowing.

(a) Notice. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed Borrowing, in the case of a Prime Rate Advance, by the Borrower to the Administrative Agent, and the Administrative Agent shall give each Bank prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by telecopier; provided however that the Administrative Agent and each of the Banks hereby waive the requirement in subsection (i) of this Section 2.2(a) that the Borrower provide three Business Days advance written notice of the date of the initial Borrowing. Each Notice of Borrowing shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing, specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Bank of the applicable interest rate under Section 2.6(b). Each Bank shall before 3:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.2, or such other location as the Administrative Agent may specify by notice to the Banks, in same day funds, such Bank’s Pro Rata Share of such Borrowing. Promptly upon the Administrative Agent’s receipt of such funds (but in any event not later than 4:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Revolving Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed conversion date in the case of a Conversion of such Advances to Prime Rate Advances and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a continuation of, Eurodollar Rate

Advances, the requested Interest Period. Revolving Advances may only be Converted or continued as Revolving Advances. Swingline Advances may not be Converted or continued. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.6(b). For purposes other than the conditions set forth in Section 3.2, the portion of Revolving Advances comprising part of the same Revolving Borrowing that are Converted to Revolving Advances of another Type shall constitute a new Revolving Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) each Borrowing (other than a Borrowing of Swingline Advances) shall be in an aggregate amount not less than $3,000,000 or greater multiples of $1,000,000, in the case of Eurodollar Rate Advances, or $500,000 or greater multiples of $100,000, in the case of Prime Rate Advances, and shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Revolving Commitments.

(ii) at no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Rate Advances;

(iii) the Borrower may not select Eurodollar Rate Advances for any Borrowing to be made, Converted or continued if (A) the aggregate amount of such Borrowing is less than $3,000,000 or (B) a Default or Event of Default has occurred and is continuing;

(iv) (A) if any Bank shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, such Bank’s Pro Rata Share of such Borrowing shall be made as a Prime Rate Advance of such Bank, but otherwise shall be considered part of the same Borrowing and interest on such Prime Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

(v) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance;

(vi) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance; and

(vii) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Prime Rate Advances or, if an existing Advance, Converted into Prime Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense incurred by such Bank as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Bank before the date of any Revolving Borrowing or Mandatory Revolving Borrowing that such Bank will not make available to the Administrative Agent such Bank’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Bank and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank’s Advance as part of such

Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

(g) Notes. The Obligations of the Borrower to each Bank resulting from Revolving Advances owing to such Bank shall be evidenced by the Revolving Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit F. The Obligations of the Borrower to Wells Fargo resulting from Swingline Advances owing to Wells Fargo shall be evidenced by the Swingline Note of the Borrower payable to the order of Wells Fargo in substantially the form of Exhibit G.

Section 2.3 Fees.

(a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a daily facility fee on the amount of such Bank’s Revolving Commitment at a per annum rate equal to the Applicable Margin for facility fees for the period from the Closing Date until the Maturity Date, such fees due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 2004, and on the Maturity Date.

(b) Utilization Fees. Borrower agrees to pay to the Administrative Agent for the account of each Bank a daily utilization fee (the “Utilization Fee”) equal to one-eighth percent (1/8%) per annum times the sum of such Bank’s outstanding Revolving Advances and Pro Rata Share of the Letter of Credit Exposure, from the Closing Date until the Maturity Date, such fees due and payable quarterly in arrears on the fifth day after the last Business Day of each March, June, September and December, commencing September 30, 2004, and on the Maturity Date; provided that the Utilization Fee shall be payable only in respect of each day that such Bank’s outstanding Revolving Advances and Pro Rata Share of the Letter of Credit Exposure exceeds 33 1/3% of such Bank’s Revolving Commitment.

(c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of the Banks, issuance fees in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances calculated on the maximum amount available from time to time to be drawn under such outstanding Letters of Credit, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 2004, and on the Maturity Date. In addition, the Borrower agrees to pay to the Issuing Bank for its own account fronting fees in respect of all Letters of Credit outstanding and issued by the Issuing Bank equal to one-eighth percent (1/8%) per annum of the maximum amount available from time to time to be drawn under such outstanding Letters of Credit, payable at issuance and on the earlier of each annual anniversary thereafter or the Maturity Date. The Borrower shall also pay to the Issuing Bank for its own account such documentary, processing and other charges in connection with the issuance, amendment, transfer, modification of and draws under Letters of Credit assessed or incurred by the Issuing Bank from time to time.

(d) Administrative Agent Fees. The Borrower agrees to pay when due to the Administrative Agent for its benefit the fees set forth in the Agent’s Fee Letter.

Section 2.4 Reduction of the Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent and the Banks, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $3,000,000 or an integral multiple of $1,000,000. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.4 shall be permanent, with no obligation of the Banks to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.3(a) shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

Section 2.5 Repayment of Advances.

(a) Revolving Advances. The Borrower shall repay the outstanding principal amount of each Revolving Advance on the Maturity Date.

(b) Swingline Advances. The Borrower shall repay the outstanding principal amount of each Swingline Advance on the earlier of the Maturity Date or the date which is ten Business Days after the date such Swingline Advance was made.

Section 2.6 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Prime Rate Advances. If such Advance is a Prime Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Prime Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending September 30, 2004, and on the date such Prime Rate Advance shall be paid in full, provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (a) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (b) the Maximum Rate.

(b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurodollar Rate Advance shall be paid in full; provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the greater of (1) the Adjusted Prime Rate in effect from time to time plus two percent (2%) and (2) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus two percent (2%) and (B) the Maximum Rate.

(c) Swingline Advances. If such Advance is a Swingline Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Prime Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the date such Advance shall be paid in full; provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.

(d) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirements, pay the Administrative Agent for the account of the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(e) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Prime Rate plus two percent (2%), from the date such amount became due until the date such amount is paid in full.

Section 2.7 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.7.

(b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving notice thereof to the Administrative Agent and the Banks by 12:00 p.m. (Houston, Texas time) (i) on the day of prepayment of any Swingline Advance, (ii) at least three Business Days’ prior to the day of prepayment of any Eurodollar Rate Advances, and (iii) at least one Business Day prior to the day of prepayment of any Prime Rate Advances. Such notice shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing, and must state the proposed date and aggregate principal amount of such prepayment, whether such prepayment should be applied to reduce outstanding Revolving Advances or Swingline Advances, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date; provided, however, that each partial prepayment of Revolving Advances shall be in an aggregate principal amount not less than $3,000,000 or an integral multiple of $1,000,000. Each prepayment pursuant to this Section 2.7(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date.

(c) Ratable Payments. Each payment of any Advance pursuant to this Section 2.7 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(d) Effect of Notice. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon the Borrower.

Section 2.8 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.7 or the acceleration of the maturity of the Notes pursuant to Article VIII or otherwise; (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower (with a copy to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

Section 2.9 Increased Costs.

(a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any Legal Requirement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), promptly pay to the Administrative Agent for the account of such

Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank for such increased cost; provided, however, that, before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Bank at the time such Bank demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s commitment to lend or the Issuing Bank’s commitment to issue Letters of Credit or any Bank’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon 30 days prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Administrative Agent), the Borrower shall promptly pay to the Administrative Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

(c) Letters of Credit. If any change in any Legal Requirement or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or any Bank or (ii) impose on the Issuing Bank or any Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit, or increase the cost to such Bank of its risk participation in any Letter of Credit (which increase in cost shall be determined by the Issuing Bank’s or such Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank or such Bank (with a copy sent to the Administrative Agent), as the case may be, the Borrower shall pay to the Administrative Agent (for the account of the Issuing Bank), as the case may be, from time to time as specified by the Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Bank for such increased cost. The Issuing Bank and each Bank agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of the Issuing Bank or such Bank, be otherwise disadvantageous to the Issuing Bank or such Bank, as the case may be. A certificate as to such increased cost incurred by the Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank or such Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10 Payments and Computations.

(a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.1(b), 2.3(c), 2.3(d), 2.6(c), 2.6(d), 2.8, 2.9, 2.11, 2.12, or 2.13(c) but after taking into account payments effected pursuant to Section 9.4) to the Banks in accordance with each Bank’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank or the Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Adjusted Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of fees and interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

(e) Application of Payments. Whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Banks in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Banks in accordance with the aggregate amount of such payments owed to each such Bank; third, to the payment of fees due and payable to the Issuing Bank pursuant to Section 2.3(c); fourth, to the payment of all other fees due and payable under Section 2.3 ratably among the Banks in accordance with their applicable Revolving Commitments; and fifth, to the payment of the interest accrued on and the principal amount of all of the Notes and the interest accrued on and the principal amount of all Reimbursement Obligations, regardless of whether any such amount is then due and payable, ratably among the Banks in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Bank.

Section 2.11 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank, or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Bank and the Issuing Bank, Taxes by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank, the Issuing Bank, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Bank’s, the Issuing Bank’s, or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Bank, the Issuing Bank, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Borrower indemnifies each Bank, the Issuing Bank, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank, the Issuing Bank, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent, the Issuing Bank, or any such Bank (with a copy of such demand to the Administrative Agent). If any Bank, the Administrative Agent, or the Issuing Bank receives a refund in respect of any taxes paid by the Borrower under this paragraph (c), such Bank, the Administrative Agent, or the Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund.

(d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment of such Taxes.

(e) Foreign Bank Withholding Exemption. Each Bank and the Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8ECI, W-8BEN, and W-8EXP or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Administrative Agent a Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W-8ECI, W-8BEN, W-8EXP or W-8IMY that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in any Legal Requirement) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

Section 2.12 Illegality. If any Bank shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Bank in its notice, no later than 12:00 p.m. (Houston, Texas time), (a) if not prohibited by any Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Bank or (b) if prohibited by any Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Bank, Convert all Eurodollar Rate Advances of such Bank then outstanding to Prime Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

Section 2.13 Letters of Credit.

(a) Issuance. From time to time from the date of this Agreement until ten days before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). No Letter of Credit will be issued, increased, or extended (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $75,000,000 or (B) an amount equal to (1) the aggregate Revolving Commitments less (2) the aggregate outstanding Revolving Advances,

Swingline Advances and Letter of Credit Exposure at such time; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) sixty months after the date of issuance thereof and (B) twenty-four months after the Maturity Date; (iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion; (iv) unless the Borrower has delivered to the Issuing Bank a completed and executed letter of credit application on the Issuing Bank’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; (v) unless the face amount of such Letter of Credit is equal to or greater than $300,000; and (vi) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (“UCP”) or any successor to the UCP. If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(b) Participations. With respect to each Letter of Credit described on Schedule 1.1(c) which is outstanding on the Effective Date, each Bank agrees that it has a participation in the related Letter of Credit Exposure equal to such Bank’s Pro Rata Share on the Effective Date. On the date of the issuance or increase of any Letter of Credit on or after the Effective Date, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the Letter of Credit Exposure related to the Letters of Credit issued by the Issuing Bank equal to such Bank’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy (with a copy of such demand to the Administrative Agent) of each Letter of Credit of the Issuing Bank issued, increased or decreased, and the actual dollar amount of such Bank’s participation in such Letter of Credit. Each Bank’s obligation to purchase participating interests pursuant to this Section and to reimburse the Issuing Bank for such Bank’s Pro Rata Share of any payment under a Letter of Credit by the Issuing Bank not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in paragraph (d) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower or any Guarantor, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of the Issuing Bank.

(c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank in respect of each Letter of Credit issued by the Issuing Bank an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give notice of such payment to the Administrative Agent and the Banks, and each Bank shall promptly reimburse the Issuing Bank for such Bank’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Prime Rate Advance to the Borrower from such Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Banks to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Prime Rate Advances to the Borrower.

(d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which the Borrower or any Bank or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(e) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(f) Cash Collateral Account. The Borrower shall, (i) within 30 days prior to the Maturity Date and (ii) at any time, if an Event of Default has occurred and is continuing, on the Business Day the Borrower receives written notice from the Issuing Bank that collateralization is being required pursuant to Section 7.2(b) or Section 7.3(b), either (A) deposit cash in the Cash Collateral Account in an amount equal to the Letter of Credit Exposure as of such date or (B) cause to be issued an irrevocable standby letter of credit in favor of the Issuing Bank and issued by a bank or other financial institution acceptable to the Administrative Agent to support the full amount of the Letter of Credit Exposure as of such date.

Section 2.14 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its share of Letter of Credit Obligations in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Administrative Agent and the Banks and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to the purchasing Bank to (ii) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

Section 2.15 Increase of Commitment.

(a) At any time prior to the Maturity Date, the Borrower may increase the aggregate Revolving Commitments by an aggregate amount not greater than $50,000,000 (any such increase, a “Commitment Increase”), provided, however, that the aggregate Revolving Commitments shall not at any time exceed $200,000,000, by designating either one or more of the existing Banks (each of which, in its sole discretion, may determine whether and to what degree to participate in such Revolving Commitment Increase) or one or more other banks or other financial institutions reasonably acceptable to the Administrative Agent that at the time agree, in the case of any such bank or financial institution that is an existing Bank to increase its Revolving Commitment as such Bank shall so select (an “Increasing Bank”) and, in the case of any other such bank or financial institution (an “Additional Bank”), to become a party to this Agreement. The sum of the increases in the Revolving Commitments of the Increasing Banks plus the Revolving Commitments of the Additional Banks upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Banks.

(b) Any Commitment Increase shall become effective upon (i) the receipt by the Administrative Agent of (A) an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, each Increasing Bank and each Additional Bank, setting forth the new Revolving Commitments of each such Bank and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Bank, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to the Commitment Increase and such opinions of counsel for the Borrower with respect to the Commitment Increase as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Bank and Additional Bank of the Advances to be made by each such Bank described in subsection (c) below and (iii) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a Responsible Officer of the Borrower stating that both before and after giving effect to such Commitment Increase (A) no Event of Default has occurred and is continuing, and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date.

(c) Upon the effective date of any Commitment Increase, each Increasing Bank and each Additional Bank shall provide funds to the Administrative Agent in the manner described in Section 2.2. The funds so provided by any Bank shall be deemed to be an Advance made by such Bank on the date of such Commitment Increase, an in an amount such that after giving effect to such Commitment Increase and the Advances made on the date of such Commitment Increase, each Borrowing outstanding hereunder shall consist of Advances made by the Banks ratably in accordance with each Bank’s Pro Rata Share.

(d) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Advances on such date pursuant to subsection (c) above, all calculations and payments of interest on the Advances shall take into account the actual Revolving Commitment of each Bank and the principal amount outstanding of each Advance made by such Bank during the relevant period of time.

Section 2.16 Bank Replacement.

(a) Right to Replace. The Borrower shall have the right to replace each Bank affected by a condition under Section 2.2(c)(iv), 2.9, 2.11 or 2.12 for more than 30 days (each such affected Bank, an “Affected Bank”) in accordance with the procedures in this Section 2.16 and provided that no reduction of the total Revolving Commitments occurs as a result thereof.

(b) First Right of Refusal; Replacement.

(i) Upon the occurrence of any condition permitting the replacement of a Bank, each Bank which is not an Affected Bank shall have the right, but not the obligation, to elect to increase its respective Revolving Commitment by an amount not to exceed the amount of the Revolving Commitments of the Affected Banks, which election shall be made by written notice from each such Bank to the Agent and the Borrower given within 30 days after the date such condition occurs specifying the amount of such proposed increase in such Bank’s Revolving Commitment.

(ii) If the aggregate amount of the proposed increases in Revolving Commitments of all such Banks making such an election is in excess of the Revolving Commitments of the Affected Banks, (A) the Revolving Commitments of the Affected Banks shall be allocated pro rata among such Banks based on the respective amounts of the proposed increases to Revolving Commitments elected by each of such Banks, and (B) the respective Commitments of such Banks shall be increased by the respective amounts as so allocated so that after giving effect to such termination and increases the aggregate amount of the Revolving Commitments of the Banks will be the same as prior to such termination.

(iii) If the aggregate amount of the proposed increases to Revolving Commitments of all Banks making such an election equals the Revolving Commitments of the Affected Banks, the respective Revolving Commitments of such Banks shall be increased by the respective amounts of their proposed increases, so that after giving effect to such termination and increase the aggregate amount of the Revolving Commitments of all of the Banks will be the same as prior to such termination.

(iv) If the aggregate amount of the proposed increases to Revolving Commitments of all Banks making such an election is less than the Revolving Commitments of the Affected Banks, (A) the respective Revolving Commitments of such Banks shall be increased by the respective amounts of their proposed increases, and (B) the Borrower shall add additional Banks which are Eligible Assignees to this Agreement to replace such Affected Banks, which additional Banks would have aggregate Revolving Commitments no greater than those of the Affected Banks minus the amounts thereof assumed by the other Banks pursuant to such increases.

(c) Procedure. Any assumptions of Revolving Commitments pursuant to this Section 2.16 shall be (i) made by the purchasing Bank or Eligible Assignee and the selling Bank by entering into an Assignment and Assumption and by following the procedures in Section 9.6 for adding a Bank. In connection with the increase of the Revolving Commitments of any Bank pursuant to the foregoing paragraph (b), each Bank with an increased Revolving Commitment shall purchase from the Affected Banks at par such Bank’s ratable share of the outstanding Advances of the Affected Banks and assume such Bank’s ratable share of the Affected Banks’ Letter of Credit Exposure.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective upon the following conditions precedent having been satisfied:

(a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and in sufficient copies for each Bank:

(i) this Agreement;

(ii) the Revolving Notes and the Swingline Note;

(iii) the Guaranty;

(iv) a certificate from a Responsible Officer of the Borrower dated as of the Effective Date stating that as of the Effective Date (A) all representations and warranties of the Borrower and the Guarantors set forth in this Agreement and the Credit Documents to which it is a party are true and correct in all material respects; (B) no Default or Event of Default has occurred and is continuing; (C) no Material Adverse Effect has occurred since December 31, 2003; and (D) the conditions in this Section 3.1 have been met;

(v) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor dated as of the date of this Agreement certifying as of the date of this Agreement (A) copies of the articles or certificate of incorporation and bylaws or other organizational documents of such Person, together with all amendments thereto, (B) resolutions of the Board of Directors of such Person with respect to the transactions herein contemplated, and (C) the names and true signatures of officers of the Borrower and such Guarantor authorized to sign the Credit Documents to which such Person is a party;

(vi) copies of each of the Senior Note Documents certified by a Responsible Officer of the Borrower (A) as being true and correct copies of such documents as of the Effective Date, (B) as being in full force and effect and no material term or condition thereof shall have been amended, modified or waived after the execution thereof and (C) no default or event of default thereunder has occurred and is continuing;

(vii) certificates of good standing and existence for the Borrower and each Guarantor, each certified by the appropriate governmental officer in its jurisdiction of formation;

(viii) a favorable opinion of each of (A) Haynes and Boone, LLP, counsel to the Borrower and Guarantors, and (B) James F. Maroney, III, general counsel of Varco International, Inc., each dated as of the Effective Date and in form and substance satisfactory to the Administrative Agent;

(ix) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2004, and the related Consolidated statements of operations, shareholders’ equity and cash flows, of the Borrower and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer or of the Borrower; and

(x) such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.

(b) Representations and Warranties. The representations and warranties contained in this Agreement and each other Credit Document shall be true and correct in all material respects.

(c) Fees.

(i) All fees, costs, and expenses of Wells Fargo and its affiliates for which invoices have been presented (including, without limitation, legal fees and expenses of counsel to the Administrative Agent) to be paid on the Closing Date shall have been paid.

(ii) The Borrower shall have paid to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to pursuant to the terms of the Agent’s Fee Letter.

(d) Termination of Existing Credit Agreement. The Administrative Agent and the Banks shall have received sufficient evidence indicating that contemporaneously with the execution of this Agreement all obligations of the Borrower to the lenders under the Existing Credit Agreement shall have been paid in full (other than with respect to the letters of credit issued thereunder which, on the Closing Date, will constitute Letters of Credit issued hereunder) and the Existing Credit Agreement shall be terminated (including, without limitation, any obligations of any Subsidiary of the Borrower in respect of guaranties, security agreements executed in connection with such Existing Credit Agreement but excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Agreement).

Section 3.2 Conditions Precedent for each Borrowing or Letter of Credit. The obligation of each Bank to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing and other than a Mandatory Revolving Borrowing) and of the Issuing Bank to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):

(a) the representations and warranties contained in this Agreement and each of the other Credit Documents are true and correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(b) nothing shall have occurred (and the Banks shall not have become aware of any facts or conditions not previously known to them) which the Administrative Agent or any Bank shall determine has resulted, or will result, in a Material Adverse Effect; and

(c) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1 Corporate Existence; Subsidiaries. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to have a Material Adverse Effect. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.1. Schedule 4.1 lists the jurisdiction of organization, the percentage of their respective capital stock or other ownership interests owned by the Borrower or its other Subsidiaries, and the address of the principal office of each such Subsidiary as of the date of this Agreement.

Section 4.2 Authorization and Validity. The execution, delivery, and performance by the Borrower and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and the Guarantors’ power and authority, and (b) have been duly authorized by all necessary corporate, partnership or limited liability action.

Section 4.3 Corporate Power. The execution, delivery, and performance by the Borrower and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) do not contravene (i) the Borrower’s or any Guarantor’s organizational documents or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, any Guarantor or its Property, the contravention of which could reasonably be expected to have a Material Adverse Effect, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, (A) will not contravene (1) the Borrower’s certificate of incorporation or by-laws or (2) any Legal Requirement or contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to have a Material Adverse Effect, and (B) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.4 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

Section 4.5 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranty and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

Section 4.6 Financial Statements.

(a) The audited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statements of operations, shareholders’ equity and cash flows, of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Bank, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the year ended on such date, and such balance sheet and statements were prepared in accordance with GAAP.

(b) Since December 31, 2003, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

Section 4.7 True and Complete Disclosure. No information, exhibit, report, representation, warranty, or other statement furnished or made by the Borrower or any Subsidiary (or on behalf of the Borrower or any Subsidiary) to the Administrative Agent or any Bank in connection with the negotiation of, or compliance with, this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of the Borrower on the date of this Agreement and on the Effective Date that has not been disclosed to the Administrative Agent which they reasonably expect to have a Material Adverse Effect. All projections, estimates, and pro forma financial information furnished by the Borrower or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.8 Litigation. There is no pending or, to the knowledge of any of their officers, threatened litigation, arbitration, governmental investigation, inquiry, action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 4.6.

Section 4.9 Use of Proceeds.

(a) Advances and Letters of Credit. The proceeds of the Advances and the Letters of Credit will be used by the Borrower to refinance existing Indebtedness under the Existing Credit Agreement and for working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b) Regulations. No proceeds of Advances or Letters of Credit will be used to purchase or carry any margin stock in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).

Section 4.10 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.12 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Subsidiaries or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, except where contested in good faith and by appropriate proceedings and as to which adequate reserves have been established; and all taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the Tax Group. No tax Liens have been filed and no claims are being asserted with respect to any such taxes.

Section 4.13 Pension Plans. No Termination Event or Reportable Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. Neither the Borrower nor any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent, in reorganization or being terminated.

Section 4.14 Condition of Property; Casualties. The Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Borrower’s recent Consolidated financial statements provided to the Administrative Agent and the Banks as owned by the Borrower and its Subsidiaries. The Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries, taken as a whole, are and will continue to be in good repair, working order and condition, normal wear and tear excepted. Since December 31, 2003, neither the business nor the Properties of the Borrower and its Subsidiaries, taken as a whole, has been affected so to have a Material Adverse Effect, as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 4.15 Insurance. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.16 No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of any Legal Requirement which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries are in default under or with respect to or have received any notice of default under any contract, agreement, lease or other instrument to which the Borrower or any of its Subsidiaries is a party and which could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

Section 4.17 Environmental Condition. Except for matters which could not reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent material Environmental Claim.

(b) None of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition.

(c) Without limiting the foregoing, the present and, to the best knowledge of any Responsible Officer of the Borrower, future liability, if any, of the Borrower and its Subsidiaries, taken as a whole.

Section 4.18 Permits, Licenses, etc. The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. The Borrower and its Subsidiaries manage and operate their business in accordance with all applicable Legal Requirements which the failure to so manage or operate could reasonably be expected to have a Material Adverse Effect.

Section 4.19 Compliance with Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 4.20 Existing Indebtedness. Schedule 4.20 contains a complete list of all Indebtedness in excess of $25,000 (other than the Obligations hereunder, but including any Hedging Obligations) of the Borrower and its Subsidiaries on the Effective Date in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness and the scheduled payments of such Indebtedness.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Revolving Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

Section 5.1 Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Legal Requirements to which it may be subject; provided, however, that this Section 5.1 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

Section 5.2 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control. Upon request of the Administrative Agent, the Borrower shall deliver certificates evidencing such insurance and copies of the underlying policies to the Administrative Agent and any Bank as they are available.

Section 5.3 Preservation of Existence, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Material Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to have a Material Adverse Effect;

provided, however, that nothing contained in this Section 5.3 shall prevent any transaction permitted by Sections 6.5 or 6.7.

Section 5.4 Payment of Taxes, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable Legal Requirements and pay when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.5 Visitation Rights. The Borrower will, and will cause its Material Subsidiaries to, permit the Administrative Agent and any Bank or any of its agents or representatives thereof, to inspect any of the Property, books and financial records of the Borrower and each Material Subsidiary, to examine and make copies of and abstracts from the records and books of account of the Borrower and each Material Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, any of their respective officers or directors upon reasonable prior written notice and at such reasonable times and intervals as may be mutually agreed upon by the Administrative Agent or such Bank, as applicable, and the Borrower.

Section 5.6 Reporting Requirements. The Borrower will furnish to the Administrative Agent and each Bank:

(a) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each quarter of each fiscal year of the Borrower, the unaudited Consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by a senior financial officer of the Borrower as having been prepared in accordance with GAAP, together with a Form 10Q and a Compliance Certificate duly executed by a Responsible Officer;

(b) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report for such year for the Borrower and its Subsidiaries, including therein audited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, and, in the case of such Consolidated financial statements certified by independent certified public accountants of recognized standing acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit together with a certificate of such accounting firm to Administrative Agent and the Banks stating that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a Form 10K and a Compliance Certificate;

(c) Intentionally Omitted.

(d) Securities Law Filings. Promptly and in any event within 10 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to any shareholder of the Borrower or of any of its Subsidiaries;

(e) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Material Subsidiaries, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

(f) ERISA Notices. Except as to any matter which could not reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event (i) within 10 days after the Borrower or any of its Subsidiaries knows or has reason to know that any Termination Event or Reportable Event has occurred, (ii) within 10 days after receipt thereof by the Borrower or any of its Subsidiaries from the PBGC, copies of each notice received by the Borrower or any such Subsidiary of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iii) within 10 days after receipt thereof by the Borrower or any of its Subsidiaries from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its Subsidiaries concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(g) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority directly engaged in protection of the Environment, concerning (i) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, could reasonably be expected to have a Material Adverse Effect, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, could reasonably be expected to have a Material Adverse Effect, (iii) any notice of potential responsibility under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

(h) Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, and the knowledge of such receipt by a Responsible Officer of the Borrower or any inside counsel of the Borrower, a copy of any written notice, summons, citation, or proceeding from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(i) Material Litigation. As soon as possible and in any event within five days of any Responsible Officer of the Borrower or any of its Subsidiaries having knowledge thereof, notice of (A) any pending or threatened litigation, claim or any other action asserting any claim or claims against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (B) the occurrence of any mandatory prepayment event, default or event of default under the Senior Note Documents, and (C) any litigation or governmental proceeding of the type described in Section 4.8;

(j) Material Changes. Prompt written notice of any condition or event of which the Borrower or any Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to have in a Material Adverse Effect;

(k) Indebtedness. Upon the request of the Administrative Agent from time to time, detail of any other Indebtedness for borrowed money of the Borrower and its Subsidiaries, including, without limitation, any bilateral facilities between the Borrower or any of its Subsidiaries and any bank, financial institution or other lender, and an update of Schedule 4.20 from time to time; and

(l) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Administrative Agent may from time to time reasonably request.

Section 5.7 Maintenance of Property. The Borrower will, and will cause each of its Material Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (normal wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided, however that nothing in this Section 5.7 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Borrower or any of its Subsidiaries, as applicable, desirable in the conduct of their businesses and not materially disadvantageous to the Banks.

Section 5.8 Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, carry on and conduct its business in substantially the same manner as it is presently conducted and in Permitted Businesses and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.9 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for working capital and general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

Section 5.10 New Subsidiaries. So long as any of the Borrower’s obligations with respect to any of the Senior Notes are guaranteed by any of the Borrower’s Subsidiaries, the Borrower will cause any direct or indirect Subsidiary of the Borrower (i) which Subsidiary is formed or acquired after the Closing Date and which is a Material Subsidiary, or (ii) which Subsidiary becomes a Material Subsidiary after the Closing Date, to become a Guarantor with respect to, and jointly and severally liable with all other Guarantors for, all of the Obligations under this Agreement and the Notes within thirty (30) days following such formation or acquisition pursuant to a Guaranty substantially in the form of Exhibit C hereto, together with such evidence of corporate authority to enter into such Guaranty as the Administrative Agent may reasonably request, including without limitation, opinions of legal counsel regarding such corporate authority and the enforceability of such Guaranty; provided however, a guaranty by a foreign Subsidiary of the Borrower shall not be required if such guaranty would directly cause or result in a material adverse tax liability or other similar financial liability on the Borrower and its Subsidiaries on a Consolidated basis.

Section 5.11 Pari Passu. The Obligations under this Agreement and the other Credit Documents of the Borrower and the Guarantors shall rank at least pari passu with and be equally and ratably secured as the Senior Notes and all other senior unsecured Indebtedness of the Borrower.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Revolving Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

Section 6.1 Liens, Etc. The Borrower will not, or permit any of its Subsidiaries to, create, assume, incur, or suffer to exist, any Lien of any kind on or in respect of any Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens securing the Obligations arising under this Agreement;

(b) Liens securing Indebtedness in an aggregate principal amount not to exceed 10% of the Borrower’s Consolidated Net Worth;

(c) Liens arising in the ordinary course of business by operation of law in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance bonds, contracts or leases to which the Borrower or its Subsidiaries are a party or other deposits required to be made in the ordinary course of business; provided, that in each case the obligation secured is not Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(d) mechanics’, workmen, materialmen, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not due or, if due, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(e) Inchoate Liens under ERISA and liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(f) Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained a stay of execution or the like pending such appeal or proceeding for review; provided that the aggregate amount of uninsured or underinsured liabilities (including interest, costs, fees and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $15,000,000 in the aggregate at any one time outstanding and provided further that there is adequate assurance, in the sole discretion of the Majority Banks that the insurance proceeds attributable thereto shall be paid promptly upon the expiration of such time period or resolution of such proceeding if necessary to remove such Liens;

(g) Liens existing on the date hereof and listed on Schedule 6.1;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (b) through (h), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement and such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced;

(i) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(j) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(k) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(l) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(m) zoning, planning and Environmental Laws and ordinances and municipal regulations;

(n) financing statements filed by lessors of property (but only with respect to the property so leased) and Liens under any conditional sale or title retention agreements entered into in the ordinary course of business; and

(o) rights of lessees of equipment owned by the Borrower or any of its Subsidiaries.

Section 6.2 Indebtedness.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, incur or permit to exist any Indebtedness, unless the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.

(b) Notwithstanding Section 6.2(a), (i) until such time that the Guaranty is released as required under Section 8.7, the aggregate principal amount of all Indebtedness of Subsidiaries of the Borrower that are not also Guarantors shall not exceed 10% of the Borrower’s Consolidated Net Worth at any time, and (ii) after the Guaranty is released as required under Section 8.7, the aggregate principal amount of all Indebtedness of Subsidiaries of the Borrower (other than such Indebtedness owing to the Borrower or to a Subsidiary of the Borrower) shall not exceed 10% of the Borrower’s Consolidated Net Worth at any time.

Section 6.3 Amendment of Organizational Documents; Senior Notes. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change its organizational documents or any agreement entered into by it related to its capital stock or equivalent ownership interest or enter into any new agreement related to its capital stock or equivalent ownership interest, each in any way materially adverse to the interests of the Banks; provided that the Borrower may adopt poison pill provisions in the exercise of its reasonable business judgment. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the Senior Note Documents other than any such amendment, supplement, change or modification that is ministerial or immaterial or non-substantive in nature, not adverse to the Banks and with respect to which the Borrower has provided to the Administrative Agent and the Banks a copy of the amendment no more than five Business Days after the effective date or the date such amendment is executed, if later.

Section 6.4 Limitation on Certain Restrictions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise permit to exist or become effective any restriction on the ability of any of their Subsidiaries to (i) pay dividends or make any other distributions on its capital stock, or any other interest or participation in its profits, owned by the Borrower or pay any Indebtedness owed to the Borrower, or (ii) make loans or advances to the Borrower or any of its Subsidiaries, except in either case for restrictions existing under or by reason of any applicable Legal Requirement, this Agreement and the other Credit Documents or in the Senior Note Documents and except for any restrictions existing in connection with any Subsidiary acquired by the Borrower after the Effective Date, in which case the Borrower shall either promptly cause the removal or release of any such restrictions or not advance the proceeds of any Borrowing to such Subsidiary even if otherwise permitted by this Agreement. The Borrower and its Subsidiaries shall not enter into any agreement other than this Agreement, the Credit Documents and the Senior Note Documents prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (except in connection with any Permitted Liens provided that restriction is limited to the property already subject to the Lien), or prohibiting or restricting the ability of the Borrower or any of its Subsidiaries to amend or otherwise modify this Agreement or any Credit Document.

Section 6.5 Merger, Consolidation or Acquisition; Asset Sales. (a) The Borrower will not, and will not permit any of its Subsidiaries to enter into any Acquisition other than the following:

(i) any Acquisition for consideration that is less than 10% of the Borrower’s Consolidated Net Worth at the time the Acquisition is completed;

(ii) any Acquisition for consideration that is equal to or greater than 10% of the Borrower’s Consolidated Net Worth at the time the Acquisition is completed provided that each of the following conditions are met: (A) the Borrower or such Subsidiary is the surviving entity to any such Acquisition (or the other Person will thereby become a Subsidiary of the Borrower); (B) Sections 5.10 and 6.4 are complied with to the extent applicable; (C) such acquired Person engages in Permitted Businesses; (D) such Acquisition is non-hostile in nature; (E) the Borrower shall have delivered to the Administrative Agent within ten (10) Business Days prior to the consummation of any such Acquisition a report signed by a Responsible Officer of the Borrower that shall contain calculations demonstrating on a pro forma basis the Borrower’s compliance with Sections 6.13 and 6.14 after giving effect to such Acquisition; and (F) no Default or Event of Event shall have occurred and be continuing before and after giving effect to such Acquisition; and

(iii) any majority ownership of the Borrower or any of its Subsidiaries in a foreign joint venture or foreign Subsidiary may decrease to a minority ownership as necessary to comply with any applicable Legal Requirement to doing business in such foreign jurisdiction.

Notwithstanding anything to the contrary contained in this Section 6.5 and in addition to the requirements contained in this Section 6.5, (A) no domestic Material Subsidiary may enter into an Acquisition with any foreign Subsidiary unless the domestic Material Subsidiary shall be the surviving corporation; and no direct foreign Material Subsidiary may enter into an Acquisition with any indirect foreign Subsidiary, unless the direct foreign Material Subsidiary shall be the surviving corporation, and (B) the Borrower may not merge, consolidate or enter into any Acquisition unless the Borrower is the surviving corporation.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any of the Borrower’s or such Subsidiary’s Property (unless, in the case of a Subsidiary, such assets are sold, leased, transferred or otherwise conveyed to another Subsidiary or the Borrower) except for (i) sales, transfers and dispositions in the ordinary course of business for a fair and adequate consideration, (ii) sales, transfers or dispositions of assets which are obsolete or are no longer in use and which are not significant to the continuation of the Borrower or any of its Subsidiaries business; or (iii) dispositions not otherwise permitted hereunder which are made for fair market value; provided that, in any case, (A) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (B) the aggregate sales price from such disposition shall be paid in cash or otherwise for non-cash consideration or on payment terms satisfactory to the applicable Borrower or Subsidiary, and (C) the aggregate book value of all assets of the Borrower and its Subsidiaries, taken as a whole, shall not be reduced at any time to an amount which is less than 80% of the aggregate book value of all assets of the Borrower and its Subsidiaries, taken as a whole, on September 30, 2001 as reflected on the Borrower’s Consolidated balance sheet dated September 30, 2001, provided however that, in any event, and notwithstanding anything in this Section 6.5 to the contrary, no Material Subsidiary may sell, transfer or otherwise dispose of any assets to a non-Material Subsidiary.

(c) Except as otherwise permitted in this Section 6.5, the Borrower shall not issue, sell or dispose of any capital stock of any Material Subsidiaries.

Section 6.6 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that (a) a wholly-owned Subsidiary of the Borrower may make a Restricted Payment to the Borrower or another wholly-owned Subsidiary of the Borrower, (b) provided no Default has occurred and is continuing or would result therefrom, (i) the Borrower may redeem, purchase or otherwise acquire its capital stock or declare and pay dividends on its capital stock; (ii) scheduled interest payments, optional redemptions or other prepayments may be made on the Senior Notes; provided, however that without the prior written consent of the Administrative Agent and the Banks, (A) the payment of such Indebtedness may not be guaranteed by any Subsidiary of the Borrower which is not a Guarantor hereunder and the terms and provisions of any guaranties of such Indebtedness shall be no more onerous than the terms and provisions of the Guaranty or (B) the Borrower shall not take any action that could result in the Obligations’ failing to be pari passu to Indebtedness under the Senior Notes; (iii) any Subsidiary of the Borrower may make payments to the Borrower for all reasonable amounts owing to the Borrower in the ordinary course of business for the

Borrower’s and their Subsidiaries’ pro rata share of such ordinary course items as insurance, taxes and professional fees and expenses, provided that such ordinary course items are incurred in compliance with the arm’s length requirements of Section 6.8 and (iv) capital stock of the Borrower may be purchased (or the purchase thereof funded) or otherwise acquired by the Borrower or its Subsidiaries for any Code Section 401(k) plan, Code Section 423 plan or Plan of the Borrower or any of its Subsidiaries.

Section 6.7 Investments, Loans, Advances. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Indebtedness of or interests in any Person, except the following:

(a) Liquid Investments;

(b) receivables owing to the Borrower or its Subsidiaries created or acquired in the ordinary course of business and payable on customary trade terms of the Borrower or such Subsidiary and in compliance with the arm’s-length requirements of Section 6.8;

(c) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Hedging Transactions entered into in compliance with Section 6.2;

(e) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases;

(f) unsecured intercompany loans, advances and capital contributions from the Borrower to any of its Subsidiaries from any of its Subsidiaries to the Borrower or any other such Subsidiaries except as expressly restricted hereunder;

(g) loans and advances by the Borrower and its Subsidiaries to employees of the Borrower and its Subsidiaries for (i) short-term loans in an aggregate amount of no greater than $2,000,000 at any one time outstanding and in an amount no greater than $1,000,000 for any Person, (ii) moving and travel expenses and other similar expenses; in each case incurred in the ordinary course of business, and (iii) loans in an aggregate amount of no greater than $5,000,000 for purchases of stock of the Borrower by officers of the Borrower or its Subsidiaries;

(h) joint ventures between any foreign Subsidiary of the Borrower and any other Person;

(i) the purchase of stock in, or an investment by a foreign Subsidiary of the Borrower in, an insurance company for the purpose of obtaining credit and political risk insurance for export sales;

(j) the purchase or acquisition of stock in the Borrower for a Code Section 401(k) plan, Code Section 423 plan or Plan of the Borrower or any of its Subsidiaries;

(k) as permitted by Sections 6.5 and 6.6; and

(l) Investments in Unrestricted Subsidiaries and Investments in minority interests in entities engaged primarily in a Permitted Business, provided that none of the Borrower or its Subsidiaries shall be liable for any Indebtedness or other obligations of any such Unrestricted Subsidiaries or entities and all such Investments (including any future required capital contributions) do not exceed in the aggregate $25,000,000 at any time outstanding, the value of such Investments if not made in cash to be based upon the fair market value thereof as reasonably determined by the Borrower’s Board of Directors;

(m) other Investments not to exceed $25,000,000 in the aggregate at any time.

Section 6.8 Affiliate Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower or any purchase or acquisition of assets from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided that the Borrower and its Subsidiaries (i) may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person not such an Affiliate, and (ii) the Borrower and any of its Subsidiaries may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 6.2 hereof.

Section 6.9 Other Businesses. The Borrower will not, and will not permit any of its Material Subsidiaries to, engage in any line of business other than the oilfield services and oilfield equipment manufacturing businesses and except for the application of acquired, existing and developed technologies to industries and markets outside of such business (each, a “Permitted Business”).

Section 6.10 Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, Capital Expenditures for any purpose other than in connection with a Permitted Business.

Section 6.11 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (a) Sale and Leaseback Transaction, or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, other than (i) those transactions described on Schedule 6.11 and (ii) Sale and Leaseback Transactions or other Off-Balance Sheet Liabilities in the aggregate for the Borrower and its Subsidiaries not to exceed $50,000,000.

Section 6.12 Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Contingent Obligations in excess of $50,000,000.

Section 6.13 Maximum Leverage Ratio. The Borrower will not permit its Leverage Ratio to be greater than 0.50 to 1.0 at the end of any fiscal quarter.

Section 6.14 Minimum Interest Charge Coverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, permit the Interest Charge Coverage Ratio for the Borrower and its Subsidiaries on a Consolidated basis to be less than 3.50 to 1.00.

ARTICLE VII

REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Payment. The Borrower shall fail to pay any principal of any Note or any Reimbursement Obligation when the same becomes due and payable as set forth in this Agreement, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within five days after the same becomes due and payable;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Guarantor in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Sections 5.3, 5.4, or 5.6, or Article VI of this Agreement, or (ii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 7.1 if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Administrative Agent or any Bank or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default;

(d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of the Borrower or its Subsidiaries so in default (but excluding Indebtedness evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirements relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any one or more judgments or orders for the payment of money in excess of $15,000,000 in the aggregate (reduced for purposes of this paragraph for the amount in respect of any such judgment or order that a reputable and creditworthy insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Subsidiaries which, within 30 days from the date any such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

(g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 1106 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any member of the Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding $5,000,000;

(h) Guaranty. Any provision of the Guaranty requiring the payment of the Guaranteed Obligations (as defined in the Guaranty) shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing; and

(i) Change of Control. Any Change in Control shall occur.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Banks, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

(c) Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,

(d) the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

(e) to the extent permitted by law or court order, the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

Section 7.3 Cash Collateral Account.

(a) Pledge. The Borrower hereby pledges, and grants to the Administrative Agent for the benefit of the Banks, a security interest in all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the Obligations, including without limitation all Letter of Credit Obligations owing to the Issuing Bank or any other Bank due and to become due from the Borrower to the Issuing Bank or any other Bank under this Agreement in connection with the Letters of Credit.

(b) Application against Letter of Credit Obligations. The Administrative Agent may, at any time or from time to time apply funds then held in the Cash Collateral

Account to the payment of any Letter of Credit Obligations owing to the Issuing Bank, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Borrower to the Issuing Bank under this Agreement in connection with the Letters of Credit.

(c) Duty of Care. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 7.4 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Banks is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.5 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Bank, and the other Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Bank agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

ARTICLE VIII

AGENCY AND ISSUING BANK PROVISIONS

Section 8.1 Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable Legal Requirements.

Section 8.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including the Administrative Agent’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3 The Administrative Agent and Its Affiliates. With respect to its Revolving Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent. The term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Banks.

Section 8.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Bank and based on the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.5 Indemnification. The Banks severally agree to indemnify the Administrative Agent, the Arranger and the Issuing Bank (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent, the Arranger or the Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, the Arranger or the Issuing Bank under this Agreement or any other Credit Document (including the Administrative Agent’s, the Arranger’s or the Issuing Bank’s own negligence), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Arranger’s and the Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 8.6 Successor Administrative Agent and Issuing Bank. The Administrative Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent or Issuing Bank with, if an Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent or Issuing Bank shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Bank’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent or the Issuing Bank, then the retiring Administrative Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Administrative Agent or Issuing Bank, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Administrative Agent or Issuing Bank by a successor Administrative Agent or Issuing Bank, such successor Administrative Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Issuing Bank, and the retiring Administrative Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit issued by the Issuing Bank and outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Bank’s resignation or removal hereunder as Administrative Agent or Issuing Bank, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Bank under this Agreement and the other Credit Documents.

Section 8.7 Release of Guaranties. The Banks and the Administrative Agent agree that if the holders of the Senior Notes provide a full and unconditional release of all guaranties made by the Borrower’s Subsidiaries for the benefit of such holders, then the Banks and Administrative Agent shall release the Guarantors from their respective obligations under the Guaranties. The Banks hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect such release in writing.

Section 8.8 Co-Syndication Agents; Documentation Agent. Neither of the Co-Syndication Agents nor the Documentation Agent shall have any duties, obligations or liabilities in its capacity as Co-Syndication Agent or Documentation Agent, as applicable. The Banks shall have no right to replace the Co-Syndication Agents or the Documentation Agent if the either of the Co-Syndication Agents or Documentation Agent, as applicable, is no longer a Bank, and neither of the Co-Syndication Agents nor the Documentation Agent may assign its status as Co-Syndication Agent or Documentation Agent, as applicable, to any Person.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Revolving Commitment of any Bank without the written consent of such Bank, and no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) except as provided in Section 2.15, increase or extend the aggregate Revolving Commitments of the Banks, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) amend Section 2.14 or this Section 9.1 or any other provision of this Agreement that requires the pro rata treatment of, or action by, all the Banks, (e) release any Guarantor from its obligations under the Guaranty other than as required in Section 8.7 above, (f) release any Lien in favor of the Administrative Agent for the benefit of the Banks on Property of the Borrower or Guarantors, (g) amend the definition of “Majority Banks”; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Arranger or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent, the Arranger or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document, and (ii) no waiver or consent to departure from any of the conditions specified in Section 3.1 or 3.2 shall be effective unless in writing and signed by the Majority Banks and the Administrative Agent.

Section 9.2 Notices, Intralinks, Etc.

(a) Notices. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 2000 Sam Houston Parkway South, Suite 1700, Houston, Texas 77042, Attention: Chief Financial Officer, with a copy to the General Counsel (telecopy: (281) 953-2400; telephone: (281) 953-2200); if to any Bank at its Domestic Lending Office specified opposite its name on Schedule 9.2; if to the Administrative Agent or to Wells Fargo in its capacity as Administrative Agent or as the Issuing Bank (including the delivery of a Compliance Certificate), at its address at 1740 Broadway, C7300-034, Denver, Colorado 80274, Attention: Agency Syndication (telecopy: (303) 863-5531; telephone: (303) 863-6637), with a copy to 1000 Louisiana Street, 3rd Floor, Houston, Texas 77002, Attention: Relationship Manager (telecopy: (713) 739-1087; telephone: (713) 319-1354); and if a Notice of Borrowing or a Notice of Conversion or Continuation to the Administrative Agent at the Domestic Lending Office for the Administrative Agent specified opposite its name on Schedule 9.2 or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

(b) Electronic Postings. (i) The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (excluding notices pursuant to Article II, collectively, the “Communications”) available to the Banks by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system customarily used by financial institutions for such purposes (the “Platform”). The Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(ii) Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Bank of such information, documents or other materials comprising such Communication. Each Bank agrees (A) to notify, on or before the date such Bank becomes a party to this Agreement, the Administrative Agent in writing of such Bank’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Bank) and (B) that any Notice may be sent to such e-mail address.

Section 9.3 No Waiver; Remedies. No failure on the part of any Bank, the Administrative Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.4 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, (a) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, the Arranger, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, the Arranger, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents after an Event of Default has occurred and is continuing, and (b) to the extent not included in the foregoing, the costs of any Uniform Commercial Code financing statement or continuation statement, and any related title or Uniform Commercial Code search conducted subsequent to such recordation, and other costs usual and customary in connection with the taking of a Lien.

Section 9.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Arranger, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

Section 9.6 Bank Assignments and Participations.

(a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank’s rights and obligations under this Agreement and shall involve a ratable assignment of such Bank’s Revolving Commitment and such Bank’s Revolving Advances, (ii) the amount of the resulting Revolving Commitment and Revolving Advances of the assigning Bank (unless it is assigning all its Revolving Commitment) and the assignee Bank pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Revolving Note subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent or an Eligible Assignee which is an Affiliate of the assigning Bank) shall pay to the Administrative Agent a $4,000 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Bank may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank.

(b) Granting Bank; SPC.

(i) Notwithstanding anything to the contrary contained herein, the Granting Bank may grant to an SPC, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that the Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (A) nothing herein shall constitute a commitment by any SPC to make any Advance, (B) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). Notwithstanding anything to the contrary contained in this Section 9.6(b), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of the such SPC to support the funding or maintenance of Advanced and (B) disclose on a confidential basis any non-public information relating to the Advances to any credit rating agency, commercial paper dealer or provider of any surety, guarantee, or credit or liquidity enhancement to such SPC. This Section 9.6(b) may not be amended without the written consent of such SPC.

(ii) Limited Recourse. No recourse under any obligation, covenant, or agreement of the SPC contained in this Agreement shall be had against any shareholder, officer, agent, or director of the SPC as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the SPC and no personal liability shall attach to or be incurred by any officer, agents or member of the SPC as such, or any of them under or by reason of any obligations, covenants or agreements of the SPC contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the SPC of any such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by all parties to this Agreement as a condition of and consideration for the SPC entering into this Agreement; provided, however, that the foregoing shall not relieve any such Person of any liability they might otherwise have as a result of fraudulent acts or omissions taken by them. All parties to this Agreement acknowledge and agree that the SPC shall only be liable for any claims that each of them may have against the SPC only to the extent of the SPC’s assets. The provisions of this clause shall survive the termination of this Agreement.

(iii) This Section 9.6(b) is subject to the following limitations:

(A) The Borrower and the Administrative Agent will deal directly with the Granting Bank, not through its SPC or any other Person, in delivering any notices, payments or other related documents;

(B) the Granting Bank, rather than the SPC or any other Person, shall have the authority to approve any waivers or amendments to this Agreement or any other Credit Documents;

(C) the Granting Bank’s signature shall bind the SPC, and the Administrative Agent, the other Banks and the Borrower are entitled to rely on any such actions taken by the Granting Bank for or on behalf of the SPC;

(D) no SPC arrangement shall have the effect of extending any time frame for the Granting Bank or any SPC to make Advances under this Agreement; and

(E) the Granting Bank shall remain obligated for all other Obligations as a Bank under this Agreement and the Credit Documents.

(c) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(d) The Register. The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Revolving Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Revolving Note or, in the case of an assignment to another Bank, Revolving Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for such Note or Notes, a new Revolving Note payable to the order of such Eligible Assignee in amount equal to the Revolving Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Bank has retained any Revolving Commitment hereunder, a new Revolving Note payable to the order of such Bank in an amount equal to, respectively, the Revolving Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit F.

(f) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Revolving Note held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Revolving Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, (v) such Bank shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date, and (vi) such Bank shall give prompt prior notice to the Borrower of each such participation to be sold by such Bank. The Borrower hereby agrees that participants shall have the same rights under Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 hereof as the Bank to the extent of their respective participations. Notwithstanding the foregoing, upon the receipt of notice by the Borrower of the sale of a participation by any Bank to one or more banks or other entities (other than an Affiliate of such Bank) in or to all or a portion of its rights and obligations under this Agreement (each such bank or other entity, a “Proposed Participant”), the Borrower shall have the right, but not the obligation, to select additional banks to replace such Proposed Participant on the same terms and conditions as the Proposed Participant upon prompt written notice from the Borrower to the Administrative Agent and the Bank selling such participation. The Borrower shall have ten days from the date of its receipt of notice of the proposed sale of such participation to the Proposed Participant to select replacement banks to replace such Proposed Participant. If the Borrower does not select any replacement banks or does not elect to select any replacement banks the applicable Bank may sell such participation to the Proposed Participant.

(g) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Bank. Such Bank shall promptly deliver a signed copy of any such confidentiality agreement to the Borrower.

Section 9.7 Indemnification. The Borrower shall indemnify the Administrative Agent, the Arranger, the Banks (including any lender which was a Bank hereunder prior to any full assignment of its Revolving Commitment), the Issuing Bank, and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance or Letter of Credit, (ii) any breach by the Borrower or any Guarantor of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the

Administrative Agent, the Arranger, the Issuing Bank, and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

Section 9.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.9 Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.11 Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank including such applicable Legal Requirements of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement. In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.12 Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

Section 9.13 Waiver of Jury Trial. THE BORROWER, THE ISSUING BANK, THE SWINGLINE BANK, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE), ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 9.14 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.15 Entire Agreement. Pursuant to Section 26.02 of the Texas Business and Commerce Code, a loan agreement in which the amount involved in the loan agreement exceeds $50,000 in value is not enforceable unless the loan agreement is in writing and signed by the party to be bound or that party’s authorized representative.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of page left intentionally blank]

EXECUTED as of the date first referenced above.

BORROWER:

VARCO INTERNATIONAL, INC.

By:	/s/ Clay C. Williams
Clay C. Williams
Vice President and Chief Financial Officer

Signature page to Credit Agreement

(Varco International, Inc.)

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Eric R. Hollingsworth
Eric R. Hollingsworth
Vice President

BANKS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Eric R. Hollingsworth
Eric R. Hollingsworth
Vice President

Signature page to Credit Agreement

(Varco International, Inc.)

BANK ONE, NA

By:	/s/ Jane Bek Keil
Name:	Jane Bek Keil
Title:	Director

Signature page to Credit Agreement

(Varco International, Inc.)

BARCLAYS BANK PLC

By:	/s/ Nicholas A. Bell
Name:	Nicholas A. Bell
Title:	Director

Signature page to Credit Agreement

(Varco International, Inc.)

COMERICA BANK

By:	/s/ Mona M. Foch
Name:	Mona M. Foch
Title:	Senior Vice President - Texas Division

Signature page to Credit Agreement

(Varco International, Inc.)

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By:	/s/ Vanessa Gomez
Name:	VANESSA GOMEZ
Title:	ASSOCIATE

By:	/s/ James P. Moran
Name:	JAMES P. MORAN
Title:	DIRECTOR

Signature page to Credit Agreement

(Varco International, Inc.)

UNION PLANTERS BANK, N.A.

By:	/s/ Edward K. Bowdon
Name:	Edward K. Bowdon
Title:	Senior Vice President

Signature page to Credit Agreement

(Varco International, Inc.)

THE FROST NATIONAL BANK

By:	/s/ Thomas H. Dungan
Name:	Thomas H. Dungan
Title:	Sr. Vice President

Signature page to Credit Agreement

(Varco International, Inc.)

DNB NOR BANK ASA

By:	/s/ Nils Eykse
Name:	NILS EYKSE
Title:	SENIOR VICE PRESIDENT

By:	/s/ Philip Kurpiewski
Name:	Philip Kurpiewski
Title:	First Vice President

Signature page to Credit Agreement

(Varco International, Inc.)

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

Dated                          , 200

Reference is made to the Credit Agreement dated as of June 30, 2004 (as the same may be further amended or modified from time to time, the “Credit Agreement”) among Varco International, Inc., a Delaware corporation, as Borrower, the Banks, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement,                      wishes to assign and delegate             %1 of its rights and obligations under the Credit Agreement. Therefore,                      (“Assignor”),                      (“Assignee”), and the Administrative Agent agree as follows:

1. As of the Effective Date (as defined below), the Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i), (ii), and (iii) of Section 2, a           % interest in and to (a) all of the Assignor’s rights and obligations under the Credit Agreement in connection with its Revolving Commitment, including, without limitation, such percentage interest in the Assignor’s Revolving Commitment and the Advances owing to the Assignor, the participation interest in the Letter of Credit Obligations held by the Assignor and the Revolving Note held by the Assignor, and (b) to the extent permitted to be assigned under applicable law, claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether know or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims, and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above.

2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Revolving Commitment is $                    , the aggregate outstanding principal amount of Revolving Advances owed to it by the Borrower is $                    , and its Pro Rata Share of the Letter of Credit Exposure is $                    ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Document or any other instrument or document

[1]	Specify percentage in no more than 5 decimal points.

Exhibit A - Page 1 of 4

furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note referred to in paragraph 1 above and requests that the Administrative Agent exchange such Note for a new Revolving Note dated                     , 200   in the principal amount of $                     payable to the order of the Assignee [, and a new Revolving Note dated                     , 200   in the principal amount of $                    , payable to the order of Assignor].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.6 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Arranger, the Assignor, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Credit Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Bank; (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and its Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2, and (vii) represents that it is an Eligible Assignee.

4. The effective date for this Assignment and Acceptance shall be                      (the “Effective Date”)3 and following the execution of this Assignment and Acceptance, the Administrative Agent will record it.

5. Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights against the Borrower pursuant to Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 of the Credit Agreement, which shall survive this assignment) and be released from its obligations under the Credit Agreement.

6. Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned

[2]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

[3]	See Section 9.6. Such date shall be at least three Business Days after the execution of this Assignment and Acceptance.

Exhibit A - Page 2 of 4

hereby (including, without limitation, all payments of principal, interest, and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Address:

Attention:
Telecopy:
Telephone:

[ASSIGNEE]

By:
Name:
Title:

Domestic Lending Office:

Address:

Attention:
Telecopy:
Telephone:

Exhibit A - Page 3 of 4

Eurodollar Lending Office:

Address:

Attention:
Telecopy:
Telephone:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Address:

Attention:
Telecopy:
Telephone:

Exhibit A - Page 4 of 4

EXHIBIT B

COMPLIANCE CERTIFICATE

This certificate dated as of                          , 200   is prepared pursuant to Section 5.6 [(a)] [(b)] of the Credit Agreement dated as of June 30, 2004 (as it may be amended in accordance with its terms, the “Credit Agreement”) among Varco International, Inc. (the “Borrower”), the Banks and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meaning set forth in the Credit Agreement.

The Borrower hereby certifies to the Administrative Agent and the Banks as follows:

A. The attached financial statements are (check one) [    ] quarterly financial statements dated                             , [        ] annual financial statements dated                             , and fairly present on a consolidated basis the balance sheet, statements of income and retained earnings and cash flows of the Borrower and its Subsidiaries covered thereby as of the date thereof and for the period covered thereby, other than the omission of any footnotes as permitted at such time by the SEC and subject to normal year-end audit adjustments for any such financial statements that are quarterly financial statements.

B. As of the date of the attached financial statements and with respect to the Borrower and its Subsidiaries on a consolidated basis:

1.	Leverage Ratio

(a)	Aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding whether or not such amount is due or payable at such time	$
(b)	That portion of Indebtedness which is reflected as debt for borrowed money on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP	$
(c)	Contingent Obligations of the Borrower and its Subsidiaries on a consolidated basis with respect to debt for borrowed money	$
(d)	Consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP	$
(e)	Total Consolidated Capitalization (b) + (c) + (d)
(f)	Leverage Ratio = (a) divided by (e)		to
	Maximum Leverage Ratio		0.50 to 1.00

Exhibit B - Page 1 of 3

2.	Interest Charge Coverage Ratio.

(a)	Net income (or loss) of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended determined in accordance with GAAP	$
(b)	interest expense of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, determined in accordance with GAAP	$
(c)	expense for taxes paid or accrued of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended	$
(d)	depreciation of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended	$
(e)	amortization of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended	$
(f)	extraordinary, unusual or non-recurring losses other than in the ordinary course of business for the four-fiscal quarter period then ended	$
(g)	extraordinary, unusual or non-recurring gains realized other than in the ordinary course of business of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended	$
(h)	Consolidated EBITDA (a) + (b) + (c) + (d) + (e) + (f) – (g)	$
(i)	Interest Charge Coverage Ratio (h) divided by (b)		to
	Minimum Interest Charge Coverage Ratio		3.50 to 1.00

C. The Borrower has not, and has not permitted any of its Subsidiaries to create, assume, incur or suffer to exist any Lien of any kind on or in respect of any Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired except for Permitted Liens as defined in Section 6.1 of the Credit Agreement. Pursuant to Section 6.1(b) of

Exhibit B - Page 2 of 3

the Credit Agreement, Liens securing Indebtedness in an aggregate principal amount do not at this time exceed 10% of the Borrower’s Consolidated Net Worth at any time.

D. The aggregate book value of all assets of the Borrower and its Subsidiaries, taken as a whole, are not at this time less than 80% of the aggregate book value of all assets of the Borrower and its Subsidiaries, taken as a whole, on September 30, 2001.

E. The Borrower has not, and has not permitted any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or securities or evidences of Indebtedness of or interests in any Person, except those permitted by Section 6.7 of the Credit Agreement.

F. The Borrower has not, and has not permitted any Subsidiary to, enter into or suffer to exist any (a) Sale and Leaseback Transaction, or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, other than (i) those transactions described on Schedule 6.11 of the Credit Agreement and (ii) Sale and Leaseback Transactions or other Off-Balance Sheet Liabilities in the aggregate for the Borrower and its Subsidiaries not to exceed $50,000,000.

G. The Borrower has not, and has not permitted any Subsidiary to, enter into or suffer to exist any Contingent Obligations in excess of $50,000,000.

H. [The aggregate principal amount of all Indebtedness of Subsidiaries of the Borrower that are not also Guarantors does not exceed 10% of the Borrower’s Consolidated Net Worth.]1 [The aggregate principal amount of all Indebtedness of Subsidiaries of the Borrower (other than such Indebtedness owing to the Borrower or to a Subsidiary of the Borrower) does not exceed 10% of the Borrower’s Consolidated Net Worth]2.

I. No Default has occurred or is continuing and all of the representations and warranties made by the Borrower and its Subsidiaries in the Credit Agreement and each other Credit Document are true and correct in all material respects as if made on this date.

Executed this          day of                 , 200  .

VARCO INTERNATIONAL, INC.

By:
Name:
Title:

[1]	Until such time the Guaranty is released as required in Section 8.7 of the Credit Agreement.

[2]	After the Guaranty is released as required in Section 8.7 of the Credit Agreement.

Exhibit B - Page 3 of 3

EXHIBIT C

FORM OF SUBSIDIARY GUARANTY AND CONTRIBUTION AGREEMENT

This Subsidiary Guaranty and Contribution Agreement dated as of June 30, 2004 (this “Agreement”) is executed by the parties signatory hereto or to an Accession Agreement in favor of the Administrative Agent and the Banks parties to the Credit Agreement herein described.

INTRODUCTION

A. This Agreement is given in connection with the Credit Agreement dated as of June 30, 2004 (as the same may be further amended or modified from time to time, the “Credit Agreement”) among Varco International, Inc., a Delaware corporation (the “Borrower”), the Banks and Wells Fargo Bank, National Association, as Administrative Agent.

B. The Borrower is the principal financing entity for all capital requirements of its Subsidiaries, and from time to time the Borrower has made and will continue to make capital contributions and advances to its Subsidiaries, including each of the parties hereto (such parties herein called the “Guarantors”). Each Guarantor is a direct or indirect Material Subsidiary of the Borrower and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

C. Under the Credit Agreement, it is a condition to the making of the Advances by the Banks and the issuance of the Letters of Credit by the Issuing Bank that each Guarantor shall have executed and delivered this Agreement.

Therefore, in order to induce the Banks to make the Advances and the Issuing Bank to issue its Letters of Credit, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Agreement that are defined in the Credit Agreement shall have the meaning assigned to such terms by the Credit Agreement.

Section 2. Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement, the Notes, and any other Credit Document, whether for principal, Reimbursement Obligations, interest, fees, expenses, or otherwise (such obligations being the “Guaranteed Obligations”), and any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or any Bank in enforcing any rights under this Agreement. Each Guarantor agrees that its guaranty obligation under this Agreement is a guarantee of payment, not of collection, and that such Guarantor is primarily liable for the payment of the Guaranteed Obligations.

Section 3. Limit of Liability. Each Guarantor shall be liable under this Agreement with respect to the Guaranteed Obligations only for amounts aggregating up to the largest amount that would

Exhibit C - Page 1 of 13

not render its guaranty obligation hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.

Section 4. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Credit Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Banks with respect thereto. The liability of each Guarantor under this Agreement shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, or any other agreement or instrument relating thereto;

(b) any change in the time, manner, or place of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement or any Credit Document;

(c) any exchange, release, or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any other agreement or guaranty, for any of the Guaranteed Obligations; or

(d) any other circumstances which might otherwise constitute a defense available to, or a discharge of the Borrower or a Guarantor.

Section 5. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that the Borrower makes payments to the Administrative Agent or any Bank, or the Administrative Agent or any Bank receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. THE GUARANTOR SHALL DEFEND AND INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH BANK FROM AND AGAINST ANY CLAIM OR LOSS UNDER THIS SECTION 5 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT.

Section 6. Certain Waivers.

6.01 Notice. Each Guarantor hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate, and any other notice with respect to any of the Guaranteed Obligations and this Agreement.

6.02 Other Remedies. Each Guarantor hereby waives any requirement that the Administrative Agent, or any Bank protect, secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, including any action required by Chapter 34 of the Texas Business and Commerce Code.

Exhibit C - Page 2 of 13

6.03 Waiver of Subrogation. (a) Each Guarantor hereby irrevocably waives, until payment in full of all Guaranteed Obligations and termination of all Revolving Commitments, any claim or other rights which it may acquire against Borrower that arise from such Guarantor’s obligations under this Agreement or any other Credit Document, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Administrative Agent or any Bank against the Borrower or any collateral which the Administrative Agent or any Bank now has or acquires. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full and all of the Revolving Commitments terminated, such amount shall be held in trust for the benefit of the Administrative Agent and the Banks, and shall promptly be paid to the Administrative Agent for the benefit of the Administrative Agent and the Banks to be applied to the Guaranteed Obligations, whether matured or unmatured, as the Administrative Agent may elect. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 6.03(a) is knowingly made in contemplation of such benefits.

(b) Each Guarantor further agrees that it will not enter into any agreement providing, directly or indirectly, for any contribution, reimbursement, repayment, or indemnity by the Borrower or any other Person on account of any payment by such Guarantor to the Administrative Agent or the Banks under this Agreement unless and until the Guaranteed Obligations shall have been paid in full.

Section	7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

7.01 Authority. Such Guarantor is a corporation, limited partnership or limited liability company as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, which is set forth on Schedule 4.1 to the Credit Agreement. The execution, delivery and performance by such Guarantor of this Agreement are within such Guarantor’s corporate, partnership or limited liability company powers, have been duly authorized by all necessary corporate, partnership or limited liability company action, and do not contravene (a) such Guarantor’s charter or bylaws, certificate of formation or operating agreement, or certificate of limited partnership or agreement of limited partnership or (b) any law or material contractual restriction affecting such Guarantor or its Property.

7.02 Government Approval. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery, and performance by such Guarantor of this Agreement.

7.03 Binding Obligations. This Agreement is the legal, valid, and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights (whether considered in a proceeding at law or in equity).

Exhibit C - Page 3 of 13

Section 8. Covenants. Each Guarantor will comply with all covenant provisions of Article V and Article VI of the Credit Agreement to the extent such provisions are applicable to it for so long as such Guarantor is a Material Subsidiary of the Borrower.

Section 9. Contribution. As a result of the transactions contemplated by the Credit Agreement, each of the Guarantors will benefit, directly and indirectly, from the Guaranteed Obligations and in consideration thereof desire to enter into a contribution agreement among themselves as set forth in this Section 9 to allocate such benefits among themselves and to provide a fair and equitable arrangement to make contributions in the event any payment is made by any Guarantor hereunder to the Administrative Agent or the Banks (such payment being referred to herein as a “Contribution”). The Guarantors hereby agree as follows:

9.01 Calculation of Contribution. In order to provide for just and equitable contribution among the Guarantors in the event any Contribution is made by a Guarantor (a “Funding Guarantor”), such Funding Guarantor shall be entitled to a contribution from certain other Guarantors for all payments, damages and expenses incurred by that Funding Guarantor in discharging any of the Guaranteed Obligations, in the manner and to the extent set forth in this Section 9.01. The amount of any Contribution under this Agreement shall be equal to the payment made by the Funding Guarantor to the Administrative Agent pursuant to this Agreement and shall be determined as of the date on which such payment is made.

9.02 Benefit Amount Defined. For purposes of this Agreement, the “Benefit Amount” of any Guarantor as of any date of determination shall be the net value of the benefits to such Guarantor and all of its Subsidiaries (including any Subsidiaries which may be Guarantors) from extensions of credit made by the Banks to the Borrower under the Credit Agreement; provided, that in determining the contribution liability of any Guarantor which is a Subsidiary to its direct or indirect parent corporation or of any Guarantor to its direct or indirect Subsidiary, the Benefit Amount of such Subsidiary and its Subsidiaries, if any, shall be subtracted in determining the Benefit Amount of the parent corporation. Such benefits shall include benefits of funds constituting proceeds of Advances made to the Borrower by the Banks which are in turn advanced or contributed by the Borrower to such Guarantor or its Subsidiaries and benefits of Letters of Credit issued pursuant to the Credit Agreement on behalf of, or the proceeds of which are advanced or contributed or otherwise benefit, directly or indirectly, such Guarantor and its Subsidiaries (collectively, the “Benefits”). In the case of any proceeds of Advances or Benefits advanced or contributed to a Person (an “Owned Entity”) any of the equity interests of which are owned directly or indirectly by a Guarantor, the Benefit Amount of a Guarantor with respect thereto shall be that portion of the net value of the benefits attributable to Advances or Benefits equal to the direct or indirect percentage ownership of such Guarantor in its Owned Entity.

9.03 Contribution Obligation. Each Guarantor shall be liable to a Funding Guarantor in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Guarantor to the total amount of Guaranteed Obligations, multiplied by (ii) the amount of Guaranteed Obligations paid by such Funding Guarantor and (B) 95% of the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Guarantor is deemed made

Exhibit C - Page 4 of 13

for purposes of this Agreement (giving effect to all payments made by other Funding Guarantors as of such date in a manner to maximize the amount of such contributions).

9.04 Allocation. In the event that at any time there exists more than one Funding Guarantor with respect to any Contribution (in any such case, the “Applicable Contribution”), then payment from other Guarantors pursuant to this Agreement shall be allocated among such Funding Guarantors in proportion to the total amount of the Contribution made for or on account of the Borrower by each such Funding Guarantor pursuant to the Applicable Contribution. In the event that at any time any Guarantor pays an amount under this Agreement in excess of the amount calculated pursuant to clause (A) of Subsection 9.03 above, that Guarantor shall be deemed to be a Funding Guarantor to the extent of such excess and shall be entitled to contribution from the other Guarantors in accordance with the provisions of this Section.

9.05 Subsidiary Payment. The amount of contribution payable under this Section by any Guarantor shall be reduced by the amount of any contribution paid hereunder by a Subsidiary of such Guarantor.

9.06 Equitable Allocation. If as a result of any reorganization, recapitalization, or other similar change in the Borrower or any of its Subsidiaries, or as a result of any amendment, waiver or modification of the terms and conditions of other Sections of this Agreement or the Guaranteed Obligations, or for any other reason, the contributions under this Section become inequitable as among the Guarantors, the Guarantors shall promptly modify and amend this Section to provide for an equitable allocation of contributions. Any of the foregoing modifications and amendments shall be in writing and signed by all Guarantors.

9.07 Asset of Party to Which Contribution is Owing. The Guarantors acknowledge that the right to contribution hereunder shall constitute an asset in favor of the Guarantor to which such contribution is owing.

9.08 Subordination. No payments payable by a Guarantor pursuant to the terms of this Section 9 shall be paid until all amounts then due and payable by the Borrower to the Administrative Agent or any Bank, pursuant to the terms of the Credit Documents, are paid in full in cash. Nothing contained in this Section 9 shall affect the obligations of any Guarantor to any Bank under the Credit Agreement or any other Credit Documents.

Section 10. Miscellaneous.

10.01 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing, including telegraphic communication, and delivered or teletransmitted to the Administrative Agent, as set forth in the Credit Agreement, and to each Guarantor, at the address set forth beside such Guarantor’s name on Annex 1 hereto or in the Accession Agreement executed by such Guarantor, or to such other address as shall be designated by any Guarantor or the Administrative Agent in written notice to the other parties. All such notices and other communications shall be effective when delivered or teletransmitted to the above addresses.

10.02 Amendments, Etc. No waiver of any provision of this Agreement nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing

Exhibit C - Page 5 of 13

and signed by the Administrative Agent, Majority Banks and the Borrower, and no amendment of this Agreement shall be effective unless the same shall be in writing and signed by each Guarantor and the Administrative Agent, with the consent of the Majority Banks; provided that, other than for the full release of the Guaranty as required under Section 8.7 of the Credit Agreement, any amendment or waiver releasing any Guarantor from any liability hereunder must be consented to by all the Banks; and provided further that any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, in the event that any Subsidiary of the Borrower hereafter is required in a accordance with the terms of the Credit Agreement or otherwise agrees to become a guarantor of the Borrower’s obligations under the Credit Documents, then such Subsidiary may become a party to this Agreement by executing an Accession Agreement (“Accession Agreement”) in the form attached hereto as Annex 2, and each Guarantor and the Administrative Agent hereby agrees that upon such Subsidiary’s execution of such Accession Agreement, this Agreement shall be deemed to have been amended to make such Person a Guarantor hereunder for all purposes and a party hereto and no signature is required on behalf of the other Guarantors or the Administrative Agent to make such an amendment to this Agreement effective.

10.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.04 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Banks are hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by the Administrative Agent or the Banks to the account of any Guarantor against any and all of the obligations of such Guarantor under this Agreement, irrespective of whether or not the Administrative Agent, or the Banks shall have made any demand under this Agreement and although such obligations may be contingent and unmatured. The Administrative Agent and the Banks agree promptly to notify each Guarantor affected by any such set-off after any such set-off and application made by the Administrative Agent or the Banks provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Banks under this Section 10.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent and the Banks may have.

10.05 Continuing Guaranty; Transfer of Interest. This Agreement shall create a continuing guaranty and shall (a) remain in full force and effect until payment in full and termination of the Guaranteed Obligations or until released by the Administrative Agent as required under Section 8.7 of the Credit Agreement, (b) be binding upon each Guarantor, its successors, and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the Banks, and their respective successors, transferees, and assigns. Without limiting the generality of the foregoing clause, when any Bank assigns or otherwise transfers any interest held by it under the Credit Agreement or other Credit Document to any other Person pursuant to the terms of the Credit Agreement or other Credit Document, that other Person shall thereupon become vested

Exhibit C - Page 6 of 13

with all the benefits held by such Bank under this Agreement. Upon the payment in full and termination of the Guaranteed Obligations, the guaranties granted hereby shall terminate and all rights hereunder shall revert to each Guarantor to the extent such rights have not been applied pursuant to the terms hereof. Upon any such termination, the Administrative Agent will, at each Guarantor’s expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.

10.06 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Each Guarantor hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement and the other Credit Documents, and such Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at its address specified below. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Bank or the Administrative Agent to serve legal process in any other manner permitted by the law or affect the right of any Bank or the Administrative Agent to bring any action or proceeding against any Guarantor or its Property in the courts of any other jurisdiction.

10.07 WAIVERS OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY OR TO ANY COUNTERCLAIM THEREIN.

10.08 ENTIRE AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Exhibit C - Page 7 of 13

Each Guarantor has caused this Agreement to be duly executed as of the date first above written.

GUARANTORS:

TVI HOLDINGS, L.L.C.

By:
Name:
Title:

VARCO U.S. HOLDINGS, INC.

By:
Name:
Title:

FIBER GLASS SYSTEMS HOLDINGS, L.L.C.

By:
Name:
Title:

TUBO-FGS, L.L.C.

By:
Name:
Title:

TUBOSCOPE (HOLDING U.S.) INC.

By:
Name:
Title:

Exhibit C- Page 8 of 13

ADVANCED WIRECLOTH, INC.

By:
Name:
Title:

TULSA EQUIPMENT MANUFACTURING COMPANY

By:
Name:
Title:

VARCO I/P, INC.

By:
Name:
Title:

TUBOSCOPE PIPELINE SERVICES, INC.

By:
Name:
Title:

VARCO, L.P.

By: TUBO-FGS LLC, its general partner

By:
Name:
Title:

Exhibit C- Page 9 of 13

FIBER GLASS SYSTEMS, L.P.

By: TUBO-FGS LLC, its general partner

By:
Name:
Title:

Exhibit C- Page 10 of 13

ANNEX 1

to Subsidiary Guaranty and Contribution Agreement

ADDRESSES OF GUARANTORS FOR NOTICES

TVI Holdings, L.L.C.

Varco U.S. Holdings, Inc.

Fiber Glass Systems Holdings, L.L.C.

Tubo-FGS, L.L.C.

Tuboscope (Holding U.S.) Inc.

Varco, L.P.

Fiber Glass Systems, L.P.

Advanced Wirecloth, Inc.

Tulsa Equipment Manufacturing Company

Varco I/P, Inc.

Exhibit C- Page 11 of 13

Tuboscope Pipeline Services, Inc.

Exhibit C- Page 12 of 13

ANNEX 2

to Subsidiary Guaranty and Contribution Agreement

ACCESSION AGREEMENT

                    [NAME OF SUBSIDIARY], a                      corporation (the “Company”), hereby agrees with (i) Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) under the Credit Agreement dated as of June 30, 2004 among Varco International, Inc., a Delaware corporation which is the direct or indirect shareholder of the Company, the banks named therein (the “Banks”) and Wells Fargo Bank, National Association as Administrative Agent (as such agreement is further amended from time to time in accordance with its terms, the “Credit Agreement”; capitalized terms used herein and not otherwise defined having the meanings set forth therein), and (ii) the parties to the Subsidiary Guaranty and Contribution Agreement dated as of June 30, 2004 executed in connection with the Credit Agreement, as follows:

The Company hereby agrees and confirms that, as of the date hereof, it (a) intends to be a party to the Guaranty and undertakes to perform all the obligations expressed therein, respectively, of a Guarantor (as defined in the Guaranty), (b) agrees to be bound by all of the provisions of the Guaranty as if it had been an original party to such Guaranty, and (c) confirms that the representations and warranties set forth in the Guaranty with respect to the Company, a party thereto, are true and correct in all material respects as of the date of this Accession Agreement.

For purposes of notices under the Guaranty, the address for the Company is as follows:

Attention:
Telephone:
Telecopy:

This Accession Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF this Accession Agreement was executed and delivered as of the          day of                 , 20    .

[NAME OF SUBSIDIARY]

By:
Title:

Exhibit C- Page 13 of 13

EXHIBIT D

NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent under the Credit Agreement herein described

1740 Broadway

C7300-034

Denver, Colorado 80274

Attention: Agency Syndication

Ladies and Gentlemen:

The undersigned, Varco International, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of June 30, 2004 (as the same may be further amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, the Banks, and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(a) The Business Day of the Proposed Borrowing is                     , 200  .

(b) The Proposed Borrowing will be a Revolving Borrowing composed of [Prime Rate Advances] [Eurodollar Rate Advances].

(c) The aggregate amount of the Proposed Borrowing is $                    .

(d) The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [             month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in the Credit Agreement and the other Credit Documents are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing; and

Exhibit D – Page 1 of 2

(b) no Default has occurred and remains uncured, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

VARCO INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit D – Page 2 of 2

EXHIBIT E

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent under the Credit Agreement herein described

1740 Broadway

C7300-034

Denver, Colorado 80274

Attention: Agency Syndication

Ladies and Gentlemen:

The undersigned, Varco International, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of June 30, 2004, (as the same may be further amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation), among the Borrower, the Banks, and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby requests a Conversion or continuation of an outstanding Borrowing, and in connection with that request sets forth below the information relating to such Conversion or continuation (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(a) The Business Day of the Proposed Borrowing is                     , 200  .

(b) The Proposed Borrowing will be a composed of [Prime Rate Advances] [Eurodollar Rate Advances].

(c) The aggregate amount of the Borrowing to be Converted or continued is $                     and consists of [Prime Rate Advances] [Eurodollar Rate Advances].

(d) The Proposed Borrowing consists of [a Conversion to [Prime Rate Advances] [Eurodollar Rate Advances]] [a continuation of [Prime Rate Advances] [Eurodollar Rate Advances]].

(e) The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [             month[s]].

Exhibit E – Page 1 of 2

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in the Credit Agreement and the other Credit Documents are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing; and

(b) no Default has occurred and remains uncured, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

VARCO INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit E – Page 2 of 2

EXHIBIT F

FORM OF REVOLVING NOTE

$	, 200

For value received, the undersigned Varco International, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                                      (“Bank”) the principal amount of                          and         /100 Dollars ($    ) or, if less, the aggregate outstanding principal amount of each Revolving Advance (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of each such Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of June 30, 2004 (as the same may be further amended or modified from time to time, the “Credit Agreement”), among the Borrower, the Banks and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Advances by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 1000 Louisiana, 3rd Floor, Houston, Texas 77002 (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds. The Bank shall record all Revolving Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower’s repayment obligations under this Note.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

Exhibit F – Page 1 of 2

This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas (except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15), which regulates certain revolving credit loan accounts shall not apply to this Note).

THIS WRITTEN NOTE, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER AND THE BANK WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE BANK. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BORROWER AND THE BANK.

VARCO INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit F – Page 2 of 2

EXHIBIT G

FORM OF SWINGLINE NOTE

$10,000,000	June , 2004

For value received, the undersigned Varco International, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of Wells Fargo Bank, National Association (the “Bank”) the principal amount of Ten Million and No/100 Dollars ($10,000,000) or, if less, the aggregate outstanding principal amount of each Swingline Advance (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of each such Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Note is the Swingline Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of June 30, 2004 (as the same may be further amended or modified from time to time, the “Credit Agreement”), among the Borrower, the Banks, and Wells Fargo Bank, National Association as Administrative Agent. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Swingline Advances by the Bank to the Borrower from time to time at the discretion of the Bank in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 1000 Louisiana, 3rd Floor, Houston, Texas 77002 (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds. The Bank shall record all Swingline Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower’s repayment obligations under this Note.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

Exhibit G - Page 1 of 2

This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas (except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15, which regulates certain revolving credit loan accounts shall not apply to this Note).

THIS WRITTEN NOTE, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER AND THE BANK WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE BANK. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BORROWER AND THE BANK.

VARCO INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit G – Page 2 of 2